Exhibit 99.1

NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Completes Redemption of
6.0% Convertible Senior Debentures due 2029

PITTSBURGH, September 22, 2016/PRNewswire/ — WESCO International, Inc. (NYSE: WCC) (“WESCO”), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, announces that the redemption of its 6.0% Convertible Senior Debentures due 2029 (the “Debentures”) was completed on September 15, 2016.
Holders of the Debentures received cash totaling $344,804,000, which was equal to the principal amount of the then- outstanding Debentures, in addition to accrued and unpaid interest. Holders who surrendered the Debentures for conversion received 18 shares of WESCO stock for each $1,000 principal amount of Debentures converted. In total, 6,267,688 shares were issued.
As discussed in WESCO’s second quarter earnings call on July 28, the Company will record a non-recurring, non-cash, pre-tax charge of $123.9 million in the third quarter as a result of redeeming the Debentures. Given the Company’s estimates of the third quarter effective tax rate and diluted share count, this equates to a loss per diluted share of approximately $1.70.
The Company expects average diluted shares outstanding of approximately 49 million for the third quarter, including the effect of shares issued upon conversion of the debentures.
“This transaction has enabled us to simplify our capital structure and eliminate future EPS dilution associated with these convertible debt instruments,” said John Engel, Chairman, President and CEO. “We also expect an ongoing benefit from reduced interest expense from having replaced the Debentures with lower-cost debt."
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WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturers (OEM) products, construction materials, and advanced supply chain management and logistic services. 2015 annual sales were approximately $7.5 billion. The company employs approximately 9,300 people, maintains relationships with over 25,000 suppliers, and serves over 80,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates nine fully automated distribution centers and approximately 500 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Mary Ann Bell, Vice President, Investor Relations
WESCO International, Inc. (412) 454-4220, Fax: (412) 222-7409